Exhibit 10.1

Amendment NO. 3 To Employment AGreement

This Amendment No. 3 to Employment Agreement (this "Amendment") is entered into as of June 1, 2016 by and between Greg Freitag ("Freitag") and AXOGEN, INC. ("AxoGen").

WHEREAS, Freitag and AxoGen entered into that certain Employment Agreement dated October 1, 2011, as amended (the "Agreement") for the employment of Freitag; and

WHEREAS, Freitag has transitioned his duties as AxoGen CFO and continues his duties as General Counsel and Senior VP of Business Development; and

WHEREAS, Freitag and AxoGen desire to amend the Agreement upon the terms and conditions hereinafter provided;

NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which are hereby acknowledged, Freitag and AXOGEN agree that the Agreement is hereby amended as follows:

1.Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

2.Schedule 1, Section 1 is replaced as follows:  AXOGEN hereby employs Employee as General Counsel and Senior Vice President of Business Development, which title may change at AXOGEN's discretion.

3.Schedule 1, Section 2. (a) is replaced as follows: Employee shall perform all duties in connection with Employee’s position, or as otherwise designated by AXOGEN, including, without limitation, the following duties: Provide support to AXOGEN and Corp. as to legal matters and business development activity, assist on all strategic and tactical matters as they relate to forecasting, financial structure and corporate development.

4.Schedule 1, Section 2. (d) (i) is replaced as follows: Employee shall devote the time, energy and skill required for the performance of Employee’s duties pursuant to the Agreement, and as required by the CEO for the service of AXOGEN, and promotion of AXOGEN’s interests.  The Parties agree that Employee may not during Employee's employment, except as permitted in writing by AXOGEN, be engaged in any other business activity competitive with AXOGEN or which requires a time commitment that interferes with the duties of Employee.  AxoGen confirms and agrees that Employee is on the Board of Directors of PDS Biotechnology Corporation, on the Foundation Board of HealthEast Care System and is a principal in FreiMc, LLC. and EmployRx, LLC.  Employee hereby represents and warrants that such activity is not competitive with that of Employer and any activity associated with such organizations will not interfere with Employee’s performance of his duties for Employer.

5.Schedule 2, Section 1 (a) is amended to provide that Base Salary will be $180,000.

6.Schedule 2, Section 1. (d) is replaced as follows:  In addition to the Base Salary, Employee may also be eligible to receive stock options, benefits and holidays during Employee's Employment.

7.Schedule 2, Section 6 (a), reference to AXOGEN bonus plan shall mean such bonus plan as established for the AXOGEN leadership team.

9.As amended hereby, the Agreement is hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties hereunto have executed this Amendment as of the date first written above.

FREITAG:

By:	/s/ Gregory Freitag
Gregory Freitag

AXOGEN:

AXOGEN, INC

By:	/s/ Karen Zaderej
Name: Karen Zaderej
Title:	CEO

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